Exhibit 10.30
FIRST AMENDMENT TO THE
LITTELFUSE, INC. RETIREMENT PLAN
     THIS FIRST AMENDMENT to the Littelfuse, Inc. Retirement Plan, as amended and restated January 1, 2008, (the “Plan”) is made and entered into on March 25, 2009 by Littelfuse, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), as follows:
     1. Section 1.1(A)(9) “Credited Service” is amended to add a new subparagraph (e) to the end thereof to read as follows:
     “(e) any service with the Employer on or after April 1, 2009 will be excluded from the Employee’s Credited Service unless otherwise required by law; provided that this subparagraph (e) shall not apply in determining the Credited Service a Participant would have accrued on his Normal Retirement Date if he continued in the fulltime service of the Employer until his Normal Retirement Date for purposes of calculating the denominator of the fraction in Section 1.1(A)(1)(b), and, provided further, that this subparagraph (e) shall not apply in determining “Vesting Service” under paragraph (a) of Section 1.1(A)(41).”
     2. The first paragraph of the definition of “Final Average Monthly Compensation” in Section 1.1(A)(17) is amended to read in full as follows:
     “(17) ‘Final Average Monthly Compensation’ shall mean the Participants average monthly Compensation from the Employer for the five consecutive calendar years, out of the 10 completed calendar years immediately preceding the first day of the month coincident with or next following the earlier of the date as of which his service terminates for any reason (or, where applicable, immediately preceding such other date as is specified hereunder) and March 31, 2009, that give the highest average monthly rate of Compensation for the Participant. Notwithstanding the foregoing, the determination of a Participant’s Final Average Monthly Compensation, shall not, except to the extent as may be required by law, take into account any portion of the Participant’s Compensation from the Employer on or after April 1, 2009.”
     3. The definition of “Monthly Covered Compensation” in Section 1.1(A)(23) is amended to read in full as follows:
     “(23) ‘Monthly Covered Compensation’ shall be equal to one-twelfth of the ‘covered compensation,’ (within the meaning of Section 401(l)(5)(E) of the Internal Revenue Code and regulations and rulings issued pursuant thereto) as determined for the earlier of the year prior to the year of the Participant’s termination of employment or 2008, that applies to the Participant based upon his year of birth.”
     4. Section 1.1(A)(41) “Vesting Service” is amended to add the following new subparagraph (e) to the end thereof to read as follows:
     “(e) notwithstanding anything in the Plan to the contrary, an Employee shall continue to earn Vesting Service on and after April 1, 2009, as described in this Section (41), irrespective of the freezing of the Plan on such date.”

     5. A new Section 1.2(E) is added to the Plan to read as follows:
     “(E) No New Participants On or After April 1, 2009. No Eligible Employee or other individual shall be permitted to become a Participant in the Plan on or after April 1, 2009 (i) as a new Participant or (ii) except to the extent required by applicable law or Section 1.4 or 1.5, due to reemployment or transfer. Any Participant in the Plan on March 31, 2009, shall continue to participate in the Plan until his or her benefit accrued under the Plan, determined as of March 31, 2009, has been distributed to him or her or otherwise discharged by the Plan.”
     6. The first paragraph of Section 2.2(D) is amended to read in full as follows:
     “A Participant who, as of April 1, 2009, had attained age 62 and completed 10 years of Vesting Service and who retires from the service of the Employer under the provisions of this Section 2.2 prior to his Normal Retirement Date and on or after both January 1, 1993 and the date as of which he has both attained the age of 62 years and completed 10 years of Vesting Service shall be entitled, in addition to the monthly retirement income described above in this Section 2.2, to a temporary supplemental monthly retirement income, in the amount determined under Subsection (1) below, that is payable in the manner described in Subsection (4) below.”
     7. The Plan is amended to replace, wherever in the Plan it appears, the term “Accrued Benefit” with the term “accrued benefit.”
     Except as specifically set forth above, the terms of the Plan shall remain in full force and effect as prior to this First Amendment.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer as of the date first above written.

LITTELFUSE, INC.

By:	/s/ Ryan K. Stafford
Name:	Ryan K. Stafford
Title:	Vice President and General Counsel